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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our reports dated February 4, 1997, with respect to the consolidated financial statements of PJ America, Inc., our report dated April 4, 1997 with respect to the financial statements of Ohio Pizza Delivery Co. and our report dated June 17, 1997 with respect to the supplemental consolidated financial statements of PJ America, Inc. and Subsidiaries included in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of PJ America, Inc. for the registration of 1,380,000 shares of its common stock.

                                          /s/ Ernst & Young LLP

Birmingham, Alabama
July 9, 1997